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                                                                  Exhibit 5


September 8, 1995


Nellcor Puritan Bennett Incorporated
4280 Hacienda Drive
Pleasanton, CA  94588

             Re:    Nellcor Puritan Bennett Incorporated:
                    550,000 Shares of Common Stock

Ladies and Gentlemen:

             At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on September 8, 1995 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 550,000 shares of your Common Stock, par value of $0.001 (the "Stock") pursuant to the exercise of options granted under your 1995 Merger Stock Incentive Plan (the "Plan").

             In connection with this opinion, we have examined all proceedings taken by you relating to the issuance and sale of up to 550,000 shares of the Stock under the Plan.

             It is our opinion that the up to 550,000 shares of the Stock being issued and sold by you under the Plan, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid, and nonassessable.

             We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                       Very truly yours,


                                       /s/  MORRISON & FOERSTER
                                       ------------------------
                                          Morrison & Foerster